SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2007

SIENA TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-25499	88-0390360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5625 Arville, Suite E Las Vegas, Nevada 89118
(Address of principal executive offices) (Zip Code)

(702) 889-8777
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 1.01  Entry Into a Material Definitive Agreement

On May 25, 2007, Siena Technologies, Inc. (the “Company”) entered into a Separation Agreement and General Release (the "Agreements") with both its Chairman and Chief Executive Officer, Jeffrey R. Hultman, and Director and Chief Financial Officer, Christopher G. Pizzo. A copy of Mr. Hultman’s Agreement is attached hereto as Exhibit 10.17 and a copy of Mr. Pizzo’s Agreement is attached hereto as Exhibit 10.18.

Pursuant to the terms of his Agreement, Mr. Hultman resigned as the Company's Chief Executive Officer and resigned from the Company’s Board of Directors effective May 25, 2007. Mr. Hultman will act as a consultant to the Company through June 15, 2007 and will be compensated $4,300 per week for his services. Mr. Pizzo resigned from the Company's Board of Directors effective May 25, 2007 and resigned as the Chief Financial Officer of the Company effective upon the earlier to occur of (i) notification from the Company’s Board of Directors that the resignation is effective or (ii) the date of the Company’s submission to the Securities and Exchange Commission of its Form 10-QSB for the period ending June 30, 2007.

Pursuant to the terms of the Agreements:

•

Messrs. Hultman and Pizzo will receive the following in connection with their termination of employment: (i) six months of their current monthly salaries, pursuant to the terms of their Employment Agreements with the Company, (ii) a monthly car allowance for a period of six months, (iii) a monthly life insurance allowance for a period of six months and (iv) their accrued and unpaid vacation pay.

•

All issued and outstanding options and warrants held by Messrs. Hultman and Pizzo are being cancelled. Mr. Hultman held warrants to purchase 2,555,000 shares of the Company’s stock at an exercise price of $0.10 per share and options to purchase 500,000 shares of the Company’s stock at an exercise price of $0.39 per share. Mr. Pizzo held options to purchase 1,000,000 shares of the Company’s stock at an exercise price of $0.42 per share and options to purchase 250,000 shares of the Company’s common stock at $0.39 per share.

•

The Company released Messrs. Hultman and Pizzo for all claims relating to or arising out of their employment with the Company or their service on the Company’s Board of Directors. Additionally, the Company agreed to indemnify Messrs. Hultman and Pizzo for any third party claims relating to or arising out of their employment with the Company or their service on the Company’s Board of Directors.

•	Messrs. Hultman and Pizzo released the Company for all claims relating to or arising out of their employment with the Company or their service on the Company’s Board of Directors.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 25, 2007 Messrs. Hultman and Pizzo resigned from the Board of Directors of the Company. Additionally, pursuant to the terms of the Agreements, Mr. Hultman resigned as the Chief Executive Officer and Mr. Pizzo resigned as the Chief Financial Officer of the Company. Mr. Hultman’s resignation is effective May 25, 2007; however, Mr. Hultman will continue to serve the Company as a consultant until June 15, 2007. Mr. Pizzo’s resignation is effective upon the earlier to occur of (i) notification from the Company’s Board of Directors that the resignation is effective or (ii) the date of the Company’s submission to the Securities and Exchange Commission of its Form 10-QSB for the period ending June 30, 2007.

On May 31, 2007, the Company appointed Anthony DeLise as its Interim Chief Executive Officer. Mr. DeLise has over 35 years of senior management experience in the electronics industry. Mr. DeLise is currently the principal of International Business Strategies, LLC, a management consulting firm. From April 2004 through April 2006, Mr. DeLise served as the President and Chief Operating Officer of Kitchen Distributors of America, Inc., which installs and sells fixtures for mid-range and high-end kitchens and bathrooms throughout the United States. From March 2002 through April 2004, he served as a Co-Founder and Managing Member of Compass Venture Capital, LLC, a boutique private equity and M&A advisory and investment firm that was focused on serving the seed capital and advisory needs of start-up enterprises and middle-market companies in the electronic component distribution, software and hardware industries.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

10.17	Separation Agreement and General Release between the Company and Jeffrey R. Hultman

10.18	Separation Agreement and General Release between the Company and Christopher G. Pizzo

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIENA TECHNOLOGIES, INC.
June 1, 2007	/s/ Christopher G. Pizzo Christopher G. Pizzo Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.17	Separation Agreement and General Release between the Company and Jeffrey R. Hultman	Filed herewith electronically

10.18	Separation Agreement and General Release between the Company and Christopher G. Pizzo	Filed herewith electronically

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